EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Form S-1 (including any amendments, supplements or exhibits thereto; any prospectus that is a part thereof; and any financial statements) of T-Rex Oil, Inc. of (a) our report, dated August 21, 2015, with respect to estimates of proved, probable, and possible reserves and future net revenues to the holdings of T-Rex Oil, Inc., as of March 31, 2015; and (b) all reference to our firm or such reports included in or incorporated by reference into the Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:__/s/ Danny D. Simmons_______________________

Danny D. Simmons, P.E.

President and Chief Operating Officer

Houston, Texas

March 18, 2016

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